UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 20, 2016, xG Technology, Inc. (the “Company”) closed its previously announced underwritten public offering of Units. The Company sold to the underwriters 7,300,000 Units, at a price of $0.685 per Unit, each of which consists of one share of the Company’s common stock, par value $0.00001 per share, and 1.25 of a warrant to purchase one share of the Company’s common stock at an exercise price of $0.685 per share. The Company also granted to the underwriters a 45-day option to acquire an additional 1,095,000 shares of common stock and/or warrants to purchase 1,368,750 shares of common stock to cover over-allotments. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 1,368,750 shares of common stock. The Company received approximately $4.44 million in net proceeds from the offering, including exercise of the over-allotment option, after deducting the underwriting discount and estimated offering expenses payable by the Company. Roth Capital Partners acted as sole book-running manager for the offering. Aegis Capital Corp. acted as co-lead manager for the offering. A copy of the press release announcing the closing of the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of xG Technology, Inc., dated July 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2016		xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release of xG Technology, Inc., dated July 20, 2016.